EMPLOYMENT AGREEMENT


           AGREEMENT, dated as of January 1, 2000 by and between Colonial Commercial Corp., a New York corporation with its principal office at 3601 Hempstead Turnpike, Ste 121-I, Levittown, New York 11756-1315 (the "Company") and James W. Stewart, residing at 47 Richie Court, St. James, New York 11780 (the "Employee").

                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

           1.01. Employment. Upon the terms and conditions hereinafter set forth, the Company continues to employ the Employee, and the Employee hereby accepts the continued employment, as Executive Vice President of the Company. Throughout the term, Employee shall engage in no other business activities other than the passive supervision of his investments.

           1.02. Term. The Employee's employment hereunder shall be for a term (the "Term") commencing as of this date (the "Commencement date") and terminating at the close of business on the fifth anniversary of the Commencement Date. A "Contract Year" shall commence on January 1 and terminate on December 31.

           1.03. Duties. During the Term, the Employee shall perform such duties, consistent with his position hereunder, as may be assigned to him from time to time by the Board of Directors. The Employee shall devote his best efforts and his entire time, attention and energies, during regular working hours, to the performance of his duties hereunder and to the furtherance of the business and interests of the Company, its subsidiary and affiliate companies.

                                   ARTICLE II

                                  COMPENSATION

         2.01. Compensation. For all services rendered by the Employee hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and the Employee shall accept a salary at the rate of $200,000 per annum for the first two years, $225,000 for the next two years and $250,000 for the last year. Compensation shall be payable not less frequently than in bi-weekly installments

         2.02 Incentive Compensation. Beginning for the calendar year 2000 and for each of the calendar years 2000 through 2004, the Employee shall receive, as Incentive Compensation, a percentage of the Incentive Compensation Base. Incentive Compensation Base for any year shall be the difference between the Computed Compensation Base for that year in excess of the Computed Compensation Base for 1999 (which is expected to be known by March 31, 2000). Computed Compensation Base shall mean the Company's consolidated pre-tax earnings (as determined by the Company, in accordance with generally accepted auditing standards consistent with those used by Company), plus the amount of any deductions from such earnings, which are made in such statements for Incentive Compensation under this Agreement, less income (or plus losses) from the disposition of subsidiaries, fixed assets, intangibles or increases (or plus decreases, other than ordinary writeoffs) in deferred tax assets. Incentive Compensation for any year, if any, will be paid within 30 days following receipt by the Company of the Independent Accountants' report for such year involved and said report shall be binding and conclusive on the calculation of net earnings and Incentive Compensation. The percentage for the Incentive Compensation Base shall be:

                           2% of first$  200,000
                           4% of next $  200,000
                           6% of next $  200,000
                           8% of next $  400,000
                          10% of over $1,000,000

EXAMPLE:

Assume Computed Compensation Base for calendar year 1999 is $1 million,

Assume Computed Compensation Base for 2001 is $2 million,

Then, the Incentive Compensation Base for 2001 is               $1,000,000
                                                                 ---------

Incentive Compensation:

                     2% of first$  200,000                           4,000
                     4% of next $  200,000                           8,000
                     6% of next $  200,000                          12,000
                     8% of next $  400,000                          32,000
                    10% of over $1,000,000                            --
                                                                  --------

           Incentive for 2001,  based on foregoing percentages  $   56,000
                                                                    ======
               (To be paid in 2002)

Incentive compensation will in no event exceed 100% of annual base pay in any year.

         2.03. Deductions. The Company shall deduct from the compensation described in Section 2.01 and 2.02 any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.

         2.04. Disability Adjustments. Any compensation otherwise payable to the Employee pursuant to Section 2.01 during any Disability Period (as that term is hereinafter defined) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the Company.


                                   ARTICLE III

                               BENEFITS; EXPENSES


           3.01. Fringe Benefits. During the Term, the Employee shall be entitled to participate, in amounts commensurate with the Employee's position hereunder, in (a) such group life, health, accident, disability or hospitalization insurance plans as the Company may make available to its other executive employees, subject to insurance underwriting, and (b) any incentive compensation, bonus, pension or similar plan of the Company presently in effect or hereafter adopted for the benefit of its executive employees as a group.

           3.02. Automobile. During the Term, the Company shall furnish the Employee with an automobile (including the replacement thereof), of such make, model and year as the Employee shall determine, for use by the Employee in connection with the performance of his duties hereunder. Upon presentation of an itemized account thereof, with such substantiation as the Company shall require, the Company shall pay or reimburse the Employee for the reasonable and necessary expenses of the maintenance and operation of such automobile in connection with the performance of his duties hereunder.

         3.03. Services. During the Term, the Company shall furnish the Employee with secretarial and such other services and facilities sufficient to enable the Employee to perform his duties, and suitable to the Employee's position hereunder.

         3.04. Expenses. Upon presentation of an itemized account thereof, with such substantiation as the Company shall require, the Company shall pay or reimburse the Employee for the reasonable and necessary expenses directly and properly incurred by the Employee in connection with the performance of his duties hereunder.

           3.05. Vacations. During the Term, the Employee shall be entitled to paid holidays and paid vacations, in accordance with the policy of the Company as determined by the Board of Directors; provided, however, that the Employee shall be entitled to not less than four weeks paid vacation during each year of the Term, to be taken at times determined by the Employee.

           3.06. Location. Notwithstanding anything which may be contained herein to the contrary, the Employee's office shall be located in Nassau or Suffolk Counties, New York, and the performance of this duties hereunder shall not require his presence outside of such counties, if the Employee shall object thereto.

                                   ARTICLE IV

                                   TERMINATION

           4.01. Termination No Change in Control. The employment of the Employee, and the obligations of the Employee and the Company hereunder, shall cease and terminate (except as otherwise specifically provided in this Agreement) upon the first to occur on the following dates (the "Termination Date") described in this Section 4.01:

          (a)The date of expiration by its terms of the Term;

          (b)The date of death of the Employee; provided, however, notwithstanding the foregoing:

               (i) the lump sum of Five Thousand ($5,000) Dollars shall be paid to the Employee's widow a death benefit (as provided by the Internal Revenue Code); and

               (ii) the Employee's compensation, as determined in accordance with Section 2.01, shall be paid for a period of one (1) year irrespective of whether such one-year period exceeds the expiration date of the Term) to the Employee's widow.

               (iii) the Employee's compensation, as determined in accordance with Section 2.02, shall be paid only for the current year and annualized by taking a portion of the computed amount for the full year (when it is determinable) and multiplying it by a fraction, the numerator of which is the number of days in the year prior to the death of the Employee and the denominator of which is 365.

          (c) the date on which the Company by notice terminates Employee's employment for cause. At any time during the term of this Agreement, the Company may discharge the Employee for cause and terminate this Agreement without any further liability hereunder to the Employee or His estate, except to pay any accrued, but unpaid, salary, but not Incentive Compensation to him. In the event of such termination, Employee agrees he shall also be deemed to have resigned from the Company, effective as of the date of such termination. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Employee upon written notification to the Employee limited,




4.02.  Termination Change in Control.

           (a) If at any time within five (5) years following a Change of Control, it discharges Employee or refuses to extend the Term of Employment for at least two years beyond the existing term for any reason other than "just cause", or if within one year after a Change of Control Employee resigns from his employment with Employer for any reason whatsoever,

         ( i ) The Employer will pay to Employee immediately after such termination of employment a lump-sum cash payment equal to 300% of the aggregate of (A) his then-current annual base salary (or, if his base salary has been reduced at any time after the Change of Control, his base salary in effect prior to the reduction), (B) the highest amount of Incentive Compensation or other cash bonus paid to Employee during the three calendar years immediately prior to the change of control, (C) the annual cost to the employer of any benefits then provided to Employee, including the cost of insurance, even if those benefits are in whole or in part self-insured by Employer and (D) the amount contributed by the Employer on behalf of the Employee for the calendar year ending immediately prior to the termination of any retirement of the Employer.

         (ii) All of Employee's outstanding stock options, restricted shares and other similar incentive interests and rights that have not vested or been exercised will become immediately and fully vested and exercisable and will remain exercisable throughout the original term of such option, notwithstanding any provision to the contrary regarding termination of employment in the stock option agreement issued in respect of such stock option or any other stock option plan of Employer pursuant to which such stock option may have been granted.

         (iii) Employee, together with his dependents, will continue, following such termination of employment, to participate fully with no contribution to cost, in all accident and health plans maintained or sponsored by the Employer in which he participated immediately prior to the Change of Control, for the term provided under the Consolidated Omnibus Budget Reconciliation Act.

         (iv) The Employer will promptly reimburse Employee for any and all legal fees and expenses incurred by him as a result of such termination of employment, including without limitation all fees and expenses incurred in connection with efforts to enforce the provisions of this Agreement.

         All compensation received by Employee pursuant to this subsection is collectively referred to herein as the "Termination Payment." Employee's employment (whether pursuant to the term of this Agreement or any other plan, arrangement or agreement with Employer), shall be treated as "parachute payments" within the meaning of Section 280G of the Code, and "excess parachute payments" within the meaning of Section 280G shall be treated as subject to the Excises Tax, unless in the opinion of tax counsel selected by Employer and acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent, reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, (ii) the amount of Termination Payment, which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Termination Payment or (B) the amount of excess parachute payments within the meaning of Section 280G after applying clause (i ) above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Employer's independent auditors in accordance with the principles of Sections 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and locality that imposes such tax on the date of termination of Employee's employment, net of the maximum reduction in federal income taxes, which could be obtained from deduction of such state and local taxes. In the event that the Excise "Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the termination of Employee's employment, Employee shall repay to Employer at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up payment attributable to such reduction, plus interest on the amount of such repayment at the rate provided in Section 1274 of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

         (c) For purposes of this Agreement, a "Change of Control" of Employer shall be deemed to have occurred if:

         (i) any individual, corporation, partnership, company, or other entity (a "Person"), which term shall include a "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934 (the "Act"), who does not currently own directly or indirectly 20% or more of the combined voting power of Colonial's outstanding securities, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of Colonial representing more than 40% of the combined voting power of Colonial's then-outstanding securities.

         (ii) the stockholders of Colonial approve a merger or consolidation of Colonial with any other corporation, other than a merger or consolidation which would result in the voting securities of Colonial's outstanding immediately prior thereto continuing to represent (either by remaining outstanding, or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Colonial or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of Colonial or an agreement for the sale or disposition by the Employer of all, substantially all, of the Employer's assets; PROVIDED, HOWEVER, that if the merger, plan of liquidation or sale of substantially all assets is not consummated following such stockholder approval and the transaction is abandoned, then the Change of Control shall be deemed not to have occurred.

         (iii) the Board of Directors of Colonial ceases to consist of a majority of Continuing Directors. For purposes hereof, "Continuing Director" shall mean a member of the Board of Directors of Colonial, who either (A) was a member of the Board of Directors as of the date of this agreement or (B) was nominated or appointed (before initial election as a director) to serve as a director by a majority of the then Continuing Directors and was approved in writing by Employee.


                                    ARTICLE V

         5.01. Disability. In the event that the Employee shall have been unable, by reason of illness or incapacity, to perform the duties required of him pursuant to this Agreement, for a period of twelve (12) consecutive months (the "Disability Period"), the Company may give notice (the "Disability Notice") to the Employee of the discontinuance of his services as Executive Vice President of the Company provided, however, notwithstanding the foregoing, this Agreement shall continue in full force and effect except as follows:

               (a) Section 1.03 shall become inoperative on the date on which the Disability Notice is given. In lieu of his duties as Executive Vice President, the duties of the Employee shall be, to the extent permitted by his illness or incapacity, to advise and counsel the officers and directors of the Company with respect to the affairs and business of the Company; and

               (b) The Company shall continue to pay and the Employee shall accept, compensation in an amount determined in accordance with Section 2.01 for the Contract Year in which the Disability Notice shall have been given such compensation to be paid to the Employee for the remainder of such Contract Year and for the next succeeding Contract Year of the Term, irrespective of the amount or nature of the services rendered by the Employee pursuant to Section 5.01 (a).

               (c ) Notwithstanding anything herein contained to the contrary, in the event that, prior to the delivery of the notice specified in this Section 5.01, the Employee shall resume the full-time performance of his duties hereunder for a period of not less than ten (10) consecutive working days, the Company may not give the Employee the Disability Notice.

               (d) The Employee's compensation, as determined in accordance with Section 2.02, shall be paid only for the current year and annualized by taking a portion of the computed amount for the full year (when it is determinable) and multiplying it by a fraction, the numerator of which is the number of days in the year prior to the date of the Disability Notice, and the denominator of which is 365.

                                   ARTICLE VI

                              RESTRICTIVE COVENANTS

         6.01. Non-Disclosure. Subject to the Company fully performing all of the terms and obligations required of it under this Agreement, including, without limitation, the payment of compensation, the Employee shall not disclose or furnish to any other person, firm or corporation (the "Entity") during his employment and for three years thereafter, except in the course of the performance of his duties hereunder, the following:

               (a) any information relating to any process, technique or procedure used by the Company, including, without limitation, computer programs and methods of evaluation and pricing and marketing techniques; or

               (b) any information relating to the operations or financial status of the Company, including, without limitation, all financial data and sources of financing, which is not specifically a matter of public record; or

               (c) any information of a confidential nature obtained as a result of his prior, present or future relationship with the Company, which is not specifically a matter of public record; or

               (d)  any trade secrets of the Company; or

               (e) the name, address or other information relating to any customer or debtor of the Company.

           6.02. Non-Competition. Subject to the Company fully performing all of the terms and obligations required of it under this Agreement, including, without limitation, the payment of compensation, the Employee shall not, from the date hereof and until one year after the termination of his employment with the Company (the "Restriction Period"):

         6.05. Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and territorial scope thereof as set forth in this Article VI, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

                                   ARTICLE VII

                                CERTAIN REMEDIES

           7.01. Lump Sum Payment. From and after any breach by the Company of its obligations under this Agreement which is not cured within 10 days after the Employee gives notice thereof to the Company, the Employee shall be entitled at any time by notice to the Company to terminate his obligations to the Company hereunder and forthwith to receive from the Company in a lump sum, and without present value discount, the entire aggregate amount which would have been payable by the Company to Employee under Section 2.01 had Employee been employed hereunder for the entire Term. Interest shall accrue on such lump sum obligation at the annual rate of 10% per annum, and shall be payable on demand.

           7.02. Litigation Costs. Should Employee prevail in any litigation relating to his employment or this Agreement, the Company shall forthwith reimburse Employee for all of his legal fees and costs. Should Employee prevail only in part in any such litigation, the Company shall forthwith reimburse him for a pro rata portion of his legal fees and costs.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.01. Assignment. This Agreement shall not be assigned by either party, except that the Company shall have the right to assign its rights hereunder to any parent, subsidiary and affiliate of, or successor to, the Company.

         8.02. Binding Effect. This Agreement shall extend to and be binding upon the Employee, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns.

           8.03. Notices. Any notice required or permitted to be given under this Agreement to either party shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, to the address of such party hereinabove set forth, or to such other address as such party may hereafter designate by a notice given to the other party in the manner provided in this Section 8.03.

           8.04. Waiver. A waiver by a party hereto of a breach of any term, covenant or condition of this Agreement by the other party hereto shall not operate or be construed as waiver of any other or subsequent breach by such party of the same or any other term, covenant or condition hereof.

         8.05. Prior Agreements. Any and all prior Agreements between the Company and the Employee, whether written or oral, between the parties, relating to any and all matters covered by, and contained or otherwise dealt with in this Agreement are hereby canceled and terminated.

         8.06. Entire Agreement. This Agreement sets forth the entire Agreement between the parties with respect to the subject matter hereof and no waiver, modification, change or amendment of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

         8.07. Authority. The parties severally represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms; covenants and conditions hereof.

         8.08. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The federal and state courts in Nassau County, New York shall have exclusive jurisdiction on all matters relating to this Agreement

         8.09. Severability. In the event that any of the provisions of this Agreement, or any portion thereof, shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected or impaired, but shall remain in full force and effect.


         8.10. Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first about written.

                                         COLONIAL COMMERCIAL CORP.

                                             BY:/s/ Bernard Korn, President
                                                ---------------------------
                                                                  (Title)

                                                /s/James W. Stewart
                                                -------------------
                                                                 (Employee)